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BANC ONE CORPORATION and Subsidiaries                                         EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
$(thousands, except per share amount)
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                                                                        Three Month Ended
                                                                              March 31
                                                                   ---------------------------
                                                                        1994           1993
                                                                   ------------   ------------
PRIMARY
 Earnings:
  Net income                                                    $       312,873   $    286,877
  Deduct: Dividends on preferred shares                                   4,373          4,591
                                                                   ------------    -----------
Net income available to common shareholders'                    $       308,500   $    282,286
                                                                   ============    ===========

SHARES:
 Weighted average common shares outstanding                             381,371        373,821
 Add: Dilutive effect of outstanding options,
       as determined by the application of the
        treasury stock method                                             1,272          1,992
                                                                   ------------    -----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
 AS ADJUSTED                                                            382,643        375,813
                                                                   ============    ===========
PRIMARY EARNINGS PER COMMON SHARE                               $          0.81           0.75
                                                                   ============    ===========
FULLY DILUTED:
 EARNINGS:
  Net income                                                    $       312,873   $    286,877
                                                                   ============    ===========
SHARES
 Weighted average common shares outstanding                             381,371        373,821
 Add: Dilutive effect of outstanding options,
        as determined by the application of the
        Treasury stock method                                             1,272          2,179
      Conversion of preferred stock                                       8,765          9,989
                                                                    -----------    -----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
 AS ADJUSTED                                                            391,408        385,989
                                                                   ============    ===========
FULLY DILUTED EARNINGS PER COMMON SHARE                         $          0.80           0.74
                                                                   ============    ===========

(1) First quarter 1993 balances have been restated for the acquisitions of Key Centurion Bancshares, Inc., and First Community
Bancorp, Inc. completed in the second quarter of 1993.
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